Exhibit 99.1

PRESS RELEASE

Alliance Resource Partners, L.P. Expands Oil & Gas Royalties Platform With $206 Million Acquisition

TULSA, OKLAHOMA, June 8, 2026 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today announced that it has entered into definitive agreements to acquire certain general partner and limited partner interests in AllDale Minerals III, LP and AllDale Minerals IV, LP (collectively, “AllDale III & IV”) for approximately $206.2 million, subject to customary closing price adjustments.

The transaction implies an aggregate gross valuation for AllDale III & IV of approximately $410.0 million. The general partner and limited partner interests being sold by the third-party selling interest holders are valued at approximately $306.2 million, with $206.2 million of the interests to be acquired by ARLP and $100.0 million of the interests to be acquired by related parties of Joseph W. Craft III, ARLP’s Chairman, President and Chief Executive Officer.

The difference between the $410.0 million aggregate gross valuation and the $306.2 million value of interests being acquired reflects existing interests already owned by ARLP and related parties of Mr. Craft.

Upon closing, ARLP’s aggregate economic interest across AllDale III & IV is expected to increase from approximately 5% to 61% and ARLP, through a wholly owned subsidiary, is expected to own 100% of the general partner interests of AllDale III & IV, that will be non-economic post-closing.

The agreements provide for an effective date of April 1, 2026, and the transaction is expected to close during July 2026, subject to customary closing conditions. Given the participation in the transaction by related parties of Mr. Craft, the terms of the transaction were approved by the conflicts committee of the Board of Directors of ARLP's general partner, which is comprised entirely of independent directors.

AllDale III & IV Acquisition Highlights

●	AllDale III & IV hold approximately 48,500 net royalty acres (“NRAs”) across premier basins and resource plays including the Permian, Anadarko, Bakken, and Haynesville
●	The Permian represents approximately 7,300 of the NRAs and 52% of 1Q26 total royalty revenue
●	Average 1Q26 production of approximately 5,940 BOE per day in total and 3,665 BOE per day net to ARLP’s economic interests(1), consisting of 27% oil, 18% NGLs, and 55% natural gas
●	Approximately 67% of 1Q26 total royalty revenue was generated from oil

●	The acquisition further de-risks ARLP’s existing minerals portfolio via a gross core acreage expansion with limited overlap to ARLP’s existing royalty asset base
●	Meaningfully enhances ARLP’s northern Delaware, Anadarko, and Bakken positions, increasing trailing-twelve-month new wells placed on production by 59%, 78%, and 91%, respectively
●	Provides entry into the Haynesville, a key natural gas resource play supporting LNG export demand
●	Implied acquisition multiple on the general partner and limited partner interests being acquired by ARLP of approximately 5.0x projected next-twelve-month Adjusted EBITDA, based on commodity strip pricing as of June 5, 2026, and inclusive of existing AllDale III & IV hedges to be assumed at closing
●	Expected to be immediately accretive to ARLP’s free cash flow per unit, based on current assumptions
●	ARLP’s acquisition is expected to be funded through a combination of cash on hand, borrowings under ARLP’s revolving credit facility, and a new debt facility at Alliance Minerals, LLC, a wholly owned subsidiary of ARLP
●	Pro forma total leverage is expected to remain below 1.0x following the closing of the transaction

Pro Forma ARLP Oil & Gas Royalties Segment Highlights

Upon closing the transaction, ARLP is expected to have:

●	Control of approximately 115,680 NRAs, with over 44,770 NRAs in the Permian
●	Average 1Q26 production of approximately 17,295 BOE per day in total, and 14,285 BOE per day net to ARLP’s economic interests(1)
●	Exposure to 59 gross active rigs across the pro forma portfolio, including 47 gross active rigs on Permian acreage

(1) Net BOE per day attributable to ARLP’s economic interests represents ARLP’s acquired share of production after excluding noncontrolling interests.

Management Commentary

"This acquisition accelerates the continued growth of our Oil & Gas Royalties segment," said Mr. Craft. "The AllDale III & IV portfolio adds scale and development upside across multiple U.S. basins, anchored by a meaningful Permian position. It also expands our natural gas footprint with entry into the Haynesville, a resource play well-positioned to benefit from long-term LNG export demand growth."

Mr. Craft continued, "We believe this acquisition strengthens ARLP’s long-term royalty platform, broadens our exposure to high-quality operators and advances our long-term strategy of building a durable, cash-generating royalties business that complements our existing coal operations."

Cary Marshall, Senior Vice President and Chief Financial Officer, added, "The participation by related parties of Mr. Craft is expected to enhance the capital efficiency of the transaction for ARLP. We expect this structure will generate attractive risk-adjusted returns, maintain pro forma leverage below 1.0x, and preserve liquidity for future growth opportunities."

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy-related technologies and infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission (“SEC”), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure ventures; the success of our development and growth plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, and failure of customers to renew existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted or threatened by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ attention to sustainability matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures or tariffs; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, including increases in the costs of health insurance, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026, and ARLP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 8, 2026.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.